EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our reports dated August 1, 2003 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-113807), and related Prospectus of FTD, Inc. (“the Company”) for the exchange of all of the Company’s outstanding unregistered 7.75% Series A Subordinated Notes due 2014 for the Company’s registered 7.75% Series B Subordinated Notes due 2014.

Chicago, Illinois April 5, 2004	/s/ Ernst & Young LLP